Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
CITIUS Oncology, Inc.

August 5, 2024

The undersigned, for the purpose of forming a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

I. NAME

The name of the corporation is Citius Oncology, Inc. (the “Company”).

II. REGISTERED OFFICE AND AGENT

The address of the Company’s registered office in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

III. PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

IV. CAPITAL STOCK

A.	The total number of shares of capital stock which may be issued by the Company is 110,000,000, of which 100,000,000 shares shall be common stock of the par value of $0.0001 per share (the “Common Stock”) and 10,000,000 shares shall be preferred stock of the par value of $0.0001 per share (the “Preferred Stock”).

B.	Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any Preferred Stock Designation (as hereinafter defined)) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

C.	The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors and by filing a certificate pursuant to applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) pursuant to the DGCL; and in such resolution or resolutions and Preferred Stock Designation providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Company, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications. All shares of the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board of Directors as hereinabove provided or as fixed herein.

V. BOARD OF DIRECTORS

A.	Except as otherwise provided by applicable law or this Certificate, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors.

B.	The total number of directors shall be as determined from time to time exclusively by the Board of Directors; provided that, at any time Citius Pharmaceuticals, Inc. (together with its Affiliates (as defined below), subsidiaries, successors and assigns (other than the Company and its subsidiaries), “Citius Pharmaceuticals, Inc.”) beneficially owns, in the aggregate, at least 50% in voting power of the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors, the stockholders may also fix the number of directors by resolution adopted by the stockholders, in each case, subject to the rights of any holders of Preferred Stock to elect directors pursuant to any Preferred Stock Designation. Election of directors need not be by written ballot unless the bylaws of the Company (as the same may be amended and/or restated from time to time, the “Bylaws”) shall so require.

As used in this Certificate, the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person, except that, with respect to Citius Pharmaceuticals, Inc., the term “Affiliate” shall not include (a) the Company, and (b) any entity that is controlled by the Company (including its direct and indirect subsidiaries). As used in this Certificate, the term “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

C.	Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors of the Company shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors may assign members of the Board of Directors already in office to such classes. To the extent practicable, the Board of Directors shall assign an equal number of directors to Class I, Class II and Class III. At the first annual meeting of stockholders after the filing of this Certificate, the terms of the Class I directors shall expire, and Class I directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the second annual meeting of stockholders, the terms of the Class II directors shall expire, and Class II directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the third annual meeting of stockholders, the terms of the Class III directors shall expire, and Class III directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At each succeeding annual meeting of stockholders, directors elected to succeed the directors of the class whose terms expire at such meeting shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as practicable, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D.	Except as otherwise required by law or this Certificate, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board of Directors, may be filled by a majority of the directors then in office, although less than a quorum, by the sole remaining director, or by the stockholders of the Company; provided, however, that from and after the Trigger Event (as defined below), any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board of Directors, shall be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders of the Company, in each case, subject to the rights of the holders of any series of Preferred Stock. Except as otherwise provided by this Certificate, a director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of stockholders for the election of directors of the class to which he or she has been appointed and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification.

For purposes of this Certificate, “Trigger Event” means, following the receipt by Citius Pharmaceuticals, Inc. of the shares of Common Stock to which it is entitled under that certain Agreement and Plan of Merger and Reorganization, dated as of October 23, 2023, by and among Citius Pharmaceuticals, Inc., Citius Oncology, Inc., TenX Keane Acquisition and TenX Merger Sub, Inc., the time that Citius Pharmaceuticals, Inc. and its Affiliates first cease to beneficially own more than 50% in voting power of the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors.

E.	Except as otherwise required by law or this Certificate, and subject to the rights of the holders of any series of Preferred Stock, directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Company entitled to vote generally in the election of such directors; provided, however, that, from and after the Trigger Event any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

VI. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING;

SPECIAL MEETINGS OF STOCKHOLDERS

A.	Any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders; provided, that prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, is signed by or on behalf of the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, is delivered to the Company in accordance with the DGCL, in each case, subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock.

B.	Special meetings of stockholders for the transaction of such business as may properly come before the meeting may only be called by order of the Chairman of the Board of Directors, the Board of Directors (pursuant to a resolution adopted by the affirmative vote of a majority of the authorized number of directors constituting the Board of Directors, whether or not there exist any vacancies or other unfilled seats in previously authorized directorships) or the Chief Executive Officer of the Company; provided, however, that at any time prior to the Trigger Event, special meetings of the stockholders of the Company for any purpose or purposes shall also be called by or at the direction of the Board of Directors or the Chairman of the Board of Directors at the request of Citius Pharmaceuticals, Inc., in each case, subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock. Any such special meeting of stockholders shall be held at such date, time, and place, within or without the State of Delaware, as may be specified by such order. The Board of Directors may, in its sole discretion, determine that special meetings of stockholders shall not be held at any place but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. If such order fails to fix such place, the meeting shall be held at the principal executive offices of the Company.

VII. LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no present or former director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VIII. CORPORATE OPPORTUNITIES AND COMPETITION

A.	In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Citius Pharmaceuticals, Inc. and its Affiliates may serve as directors, officers or agents of the Company and its Affiliates, and (ii) Citius Pharmaceuticals, Inc. and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company and its Affiliates, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Company and its Affiliates with respect to certain classes or categories of business opportunities as they may involve Citius Pharmaceuticals, Inc. and its Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Company or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Citius Pharmaceuticals, Inc. and its Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Company and its Affiliates and its and their respective stockholders, directors, officers and agents in connection therewith, on the other.

B.	To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person (i) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its Affiliates or deemed to be competing with the Company or any of its Affiliates, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the Company or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Company or its Affiliates or directly or indirectly competes with the Company or any of its Affiliates. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, neither the Company nor any of its subsidiaries shall have any rights in any business interests, activities or ventures of any Identified Person, and the Company hereby waives and renounces any interest or expectancy therein, except with respect to opportunities offered solely and expressly to officers of the Company in their capacity as such.

IX. EXCLUSIVE FORUM

A.	Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, employee or stockholder of the Company arising pursuant to any provision of the DGCL or of this Certificate or the Bylaws (as either may be amended and/or restated from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws (each as may be amended from time to time, including any right, obligation or remedy thereunder), (v) any action or proceeding asserting a claim against the Company or any current or former director, officer, employee or stockholder of the Company as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL. This Article IX.A. shall not apply to claims arising under the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B.	Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

C.	Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Company shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article IX.

X. SECTION 203 OF THE DGCL

The Company hereby expressly elects not to be governed by Section 203 of the DGCL until the occurrence of a Trigger Event; whereupon, the Company shall immediately and automatically, without further action on the part of the Company or any holder of stock of the Company, become governed by Section 203 of the DGCL, except that the restrictions on business combinations of Section 203 of the DGCL will not apply to Citius Pharmaceuticals, Inc. or its current or future Affiliates regardless of the percentage of ownership of the total voting power of all the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors beneficially owned by them.

XI. AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

A.	The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its current form or as hereafter amended are granted subject to the rights reserved in this Article XI. Notwithstanding the foregoing, from and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any greater or additional vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Certificate or any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Articles V (Board of Directors), VI (Consent of Stockholders in Lieu of Meeting; Special Meetings of Stockholders), VII (Limitation of Liability), VIII (Corporate Opportunities and Competition), IX (Exclusive Forum), X (Section 203 of the DGCL) and this Article XI, and no other provision may be adopted, amended or repealed that would have the effect of modifying or permitting the circumvention of the provisions set forth in any of such Articles.

B.	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the Bylaws without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the total authorized number of directors. From and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any additional or greater vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Certificate or any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

XII. INCORPORATOR

The name and mailing address of the incorporator is as follows:

Dahe Zhang

420 Lexington Avenue

Suite 2446

New York NY 10170

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 5th day of August 2024.

/s/ Dahe Zhang
Dahe Zhang
Sole Incorporator